Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 ☐ phone: (804) 359-9311 ☐ fax (804) 254-3594

P  R  E  S  S    R  E  L  E  A  S  E

C O N T A C T	R E L E A S E

Karen M. L. Whelan	Immediate
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Reports Fiscal Year Earnings

Richmond, VA, August 7, 2003 / PRNEWSWIRE

Allen B. King, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that net income for the fiscal year that ended on June 30, 2003, was $110.6 million, or $4.34 per diluted share. The results are well above the Company’s forecast of May 16, 2003, and include net charges for restructuring and other items of $15.8 million before taxes, or $.41 per diluted share after taxes. Net income for the prior fiscal year was $106.7 million, or $4.00 per diluted share, and included charges of approximately $17.8 million before taxes, or $.43 per diluted share after taxes, related to the Argentine currency devaluation and consolidation of U.S. operations. Fourth quarter earnings were $31.6 million, or $1.26 per diluted share, compared to $16.1 million, or $.61 per diluted share, in fiscal year 2002. Of the $15.8 million net charge for fiscal year 2003, $1.0 million before taxes, or $.03 per diluted share, was recorded in the fourth fiscal quarter. In fiscal year 2002, the fourth quarter included charges of $11.1 million before taxes, or $.27 per diluted share.

During fiscal year 2003, Universal recognized approximately $33 million in restructuring charges, of which $12.5 million resulted from the reduction of operations in Zimbabwe due to the decline in crops there. The remaining $20.5 million represented costs of rationalizing U.S. operations. In May 2003, the Company entered an agreement to settle the DeLoach lawsuit, which involved alleged industry violation of antitrust laws, and accordingly recorded a charge of $12 million in the fourth quarter of fiscal year 2003. The agreement is subject to the final approval of the court. In addition, during the fourth quarter, the Company recognized a $9.0 million gain on the sale of assets in Africa and the Netherlands as well as a $20.2 million gain on remeasurement of local currency liabilities after export rates were adjusted in Africa. The remeasurement gain was not taxable in the country of origin, and consistent with Universal’s policy, no provision for U.S. income taxes was made on the gain. The aggregate of the charges and gains for the year was a charge of $15.8 million, of which $1.0 million was recorded in the fourth fiscal quarter. In fiscal year 2002, the Company recorded charges related to the consolidation of U.S. operations of $7.5 million and related to Argentine currency devaluation of $10.3 million. Of the $17.8 million total, $11.1 million before taxes was recorded in the last quarter of fiscal year 2002. These charges and gains for fiscal years 2003 and 2002 are set forth in the following table:

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	Fourth Quarter
Summary of Charges and Gains (In millions except per share amounts)	Fiscal Year 2003	Fiscal Year 2002	Change	Fiscal Year 2003	Fiscal Year 2002	Change
Restructuring charges	($18.2)	—	($18.2)	($33.0)	—	($33.0)

Tobacco segment
Settlement of lawsuit	(12.0)	—		(12.0)	—
African currency remeasurement gain	20.2	—		20.2	—
Fiscal year 2003 gain on asset sales	6.3	—		6.3	—
Argentine currency devaluation	—	($5.5)		—	($10.3)
Consolidation costs	—	(5.6)		—	(7.5)

Net gain (charge)	14.5	(11.1)	25.6	14.5	(17.8)	32.3

Lumber & building products segment
Fiscal year 2003 gain on asset sales	2.7	—	2.7	2.7	—	2.7

Net gain (charge)	2.7	—	2.7	2.7	—	2.7

Increase (decrease) in operating income	($1.0)	($11.1)	$10.1	($15.8)	($17.8)	$2.0

Increase (decrease) in net income	($0.8)	($7.2)	$6.4	($10.4)	($11.6)	$1.2

Increase (decrease) in earnings per share	($0.03)	($0.28)	$0.25	($0.41)	($0.43)	$0.02

Gross revenues were approximately $677 million and $2.6 billion for the fourth quarter and fiscal year 2003, respectively, compared to about $592 million and $2.5 billion last year. Both the quarter and the fiscal year benefited from the impact of the stronger euro on translation of revenues from our Dutch timber operations into U.S. dollars and the fourth quarter addition of the revenues of JéWé, a producer and distributor of lumber and building products in the Netherlands, acquired in January 2003. Most of the tobacco segment revenue increase for the fiscal year came from the larger volumes shipped from South America.

Tobacco segment earnings benefited from larger crops in Brazil, Argentina, and several African countries, and those increases more than offset the decline in Zimbabwe crops. Shipments of Brazilian and Argentine tobaccos increased substantially, as customers shifted purchase requirements from Zimbabwe to Brazil and purchased more Argentine tobacco due to its attractive price following the currency devaluation there in 2002. African shipments increased in the fourth quarter as shipments were later than last year. Dark tobacco volumes were down for both the quarter and the fiscal year due to lower sales of old crop tobacco this year and smaller crops in several origins. The oriental tobacco joint venture’s results also declined primarily due to customers’ delay of shipments until fiscal year 2004, to costs related to new plants in Greece and Bulgaria, and to smaller shipments of old crop tobacco this year. Excluding the effect of the charges and gains above, tobacco segment earnings decreased by $5.2 million for the fiscal year, reflecting declines in earnings of the Company’s oriental tobacco joint venture and lower volumes in its dark tobacco operations.

Buoyed by the strong euro, which gained more than 14% on average during fiscal year 2003 against the U.S. dollar, results from the lumber and building products segment improved by $5.1 million, or 20.4% for the year, excluding the $2.7 million gain on sale of assets shown above. Throughout the year, volume suffered from the effects of an economic slowdown in The Netherlands and other European countries. In addition, results include the positive benefit from the Company’s acquisition of JéWé. Results from the agri-products segment were up in the quarter, but flat for the year, as stronger results in the Company’s dried fruit and nut business offset the impact of difficult market conditions in the remainder of the segment.

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The Company purchased approximately 1.5 million shares in fiscal year 2003 for a total cost of $54.6 million. Since the beginning of its share repurchase program in 1998, the Company has purchased about 12.1 million shares. Approximately 24.9 million shares remained outstanding at June 30, 2003, and about $97 million was available out of the original $450 million authorized for the program.

Mr. King said, “We are very pleased with our results this year. Our operating groups showed that they could successfully deal with major changes in international tobacco markets and with difficult conditions in many of our lumber and agri-product markets and achieve good results. We continue to expect challenges in the year ahead. The economic situation in Zimbabwe is not improving. We currently believe that the Zimbabwe crop that will be sold in fiscal year 2004 will be less than half the 2003 levels with further large declines probable in future years. So far, these volume declines have been largely replaced by increases in Brazil and in a number of other African countries. Although the fiscal year 2004 flue-cured and burley crops in Brazil are smaller than projected earlier, due to adverse weather, we believe that worldwide availabilities should be adequate to meet customer needs and that markets should remain in balance. Agri-product markets remain unsettled, and little evidence has emerged so far to suggest that economic conditions in Europe that affect our lumber operations will improve dramatically in the next 12 months. However, we have moved aggressively to control costs and have confidence in the ability of our management teams to continue to operate successfully in this uncertain environment. We believe that the very difficult and painful actions taken over the last two years in the United States and in Zimbabwe have helped to align our operations in those countries to the new market realities. We are fundamentally a stronger company as a result and are confident in our ability to operate successfully and increase profits in the months ahead.”

The Company cautions readers that any forward-looking statements contained herein are based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company’s products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management’s Discussion section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2002, as filed with the Securities and Exchange Commission.

At 9:00 a.m. (Eastern Time) on August 8, 2003, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing 888-707-8786.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on June 30, 2003, were approximately $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

Three and Twelve Months Ended June 30, 2003 and 2002

(In thousands of dollars, except per share data)

	THREE MONTHS		TWELVE MONTHS
	2003	2002	2003	2002
Sales and other operating revenues	$677,086	$592,353	$2,636,776	$2,500,078
Costs and expenses
Cost of goods sold	521,320	476,230	2,098,625	2,006,727
Selling, general and administrative expenses	85,307	88,977	297,335	292,844
Restructuring costs	18,224	0	33,001	0

Operating Income	52,235	27,146	207,815	200,507
Equity in pretax earnings of unconsolidated affiliates	4,764	8,600	10,439	18,311
Interest expense	10,959	10,336	45,270	47,831

Income before income taxes and other items	46,040	25,410	172,984	170,987
Income taxes	8,029	8,869	53,094	59,821
Minority interests	6,422	413	9,296	4,504

Net Income	$31,589	$16,128	$110,594	$106,662

Earnings per common share	$1.27	$0.61	$4.35	$4.01

Diluted earnings per common share	$1.26	$0.61	$4.34	$4.00

Denominator for earnings per share
(weighted average shares)
Basic:	24,867,743	26,250,057	25,419,582	26,579,190
Diluted:	25,008,566	26,334,869	25,498,730	26,679,860
Cash dividends declared	$0.36	$0.34	$1.42	$1.34

See accompanying notes.

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NOTES

1.	Certain amounts in prior year’s financial statements have been reclassified to conform to the current year’s presentation.

2.	Segment data (in thousands)

Sales and other operating revenues	Three months		Twelve months
Periods ended June 30,	2003	2002	2003	2002
Tobacco	$373,483	$362,031	$1,592,440	$1,559,811
Lumber and building products	185,659	126,540	597,909	514,084
Agri-products	117,944	103,782	446,427	426,183

Consolidated total	$677,086	$592,353	$2,636,776	$2,500,078

Operating income	Three months		Twelve months
Periods ended June 30,	2003	2002	2003	2002
Tobacco	$63,727	$33,213	$230,125	$203,010
Lumber and building products	15,605	6,329	32,494	24,736
Agri-products	3,668	2,192	12,604	12,505

Segment operating income	83,000	41,734	275,223	240,251

Less:
Corporate expenses	7,777	5,988	23,968	21,433
Restructuring costs	18,224	—	33,001	—
Equity in pretax earnings of unconsolidated affiliates	4,764	8,600	10,439	18,311

Consolidated total	$52,235	$27,146	$207,815	$200,507

Depreciation and amortization			Twelve months
Periods ended June 30,			2003	2002
Tobacco			$40,396	$45,432
Lumber and building products			8,945	7,354
Agri-products			2,384	2,201

Consolidated total			$51,725	$54,987

Capital expenditures			Twelve months
Periods ended June 30,			2003	2002
Tobacco			$103,860	$99,190
Lumber and building products			10,031	8,414
Agri-products			1,505	3,186

Consolidated total			$115,396	$110,790

3.	Contingent liabilities: The Company has adopted Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The adoption of FAS Interpretation No. 45 did not have a material impact on the Company’s financial statements. Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in

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Brazil and support the farmers’ production of tobacco there. At June 30, 2003, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $52.6 million. About 40% of these guarantees expire within one year, and the remainder expire within 5 years. The Company withholds payments due to the farmer on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company; however, in that case, the Company would have recourse against the farmers. All of these guarantees were issued or last modified prior to December 31, 2002. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $52.6 million, and any unpaid accrued interest.

Other contingent liabilities total approximately $15.5 million and include value-added tax payments that would be required if subsidiaries fail to export tobacco. They also include bid and performance bonds.

The Company considers the possibility of a material loss on any of the guarantees and other contingencies to be remote, and the accrual recorded for exposure under them was not material at June 30, 2003.

If the political situation in Zimbabwe were to deteriorate significantly, the Company’s ability to recover its assets there could be impaired. The Company’s equity in its net assets of subsidiaries in Zimbabwe was $61 million at June 30, 2003.

On February 26, 2001, Universal Leaf Tobacco Company, Incorporated, J.P. Taylor Company, Incorporated, and Southwestern Tobacco Company, Incorporated, who were subsidiaries of Universal Corporation at that time (the “Company Subsidiaries”), were served with the Third Amended Complaint, naming them and other leaf tobacco merchants as defendants in DeLoach, et al. v. Philip Morris Inc., et al., a suit originally filed against U.S. cigarette manufacturers in the United States District Court for the District of Columbia and now pending in the United States District Court for the Middle District of North Carolina, Greensboro Division (Case No. 00-CV-1235) (the “DeLoach Suit”). The DeLoach Suit is a class action brought on behalf of U.S. tobacco growers and quota holders that alleges that the defendants violated antitrust laws by bid-rigging at tobacco auctions and by conspiring to undermine the tobacco quota and price support program administered by the federal government. In May 2003, the Company Subsidiaries, along with several other domestic cigarette manufacturers and tobacco-leaf dealers, entered into a settlement agreement with the plaintiffs. Under the settlement agreement, the Company Subsidiaries will collectively pay $12 million for distribution to members of the class. The settlement agreement is contingent on final approval by the court.

The Company maintains that none of its three subsidiaries who are party to this lawsuit and none of their employees have violated any antitrust laws. The Company entered into the settlement in order to avoid further expense, inconvenience, and the burden of this litigation; to prevent the distraction and diversion of its employees; and to put to rest this controversy with U.S. tobacco growers. The parties have agreed that the settlement agreement does not constitute an admission that any of the claims or allegations in the lawsuit are true.

Because management believes it is probable that the court will ultimately approve the settlement agreement, the Company has recorded a loss contingency of $12 million before taxes, or about $7.7 million after taxes, in its fourth quarter of fiscal year 2003.

The Directorate General—Competition of the European Commission (“DG Comp”) is investigating the buying practices of Spanish tobacco processors with the stated aim of determining to what extent the tobacco processing companies have jointly agreed on raw tobacco qualities and prices offered to Spanish tobacco growers. After conducting an investigation, the Company believes that Spanish tobacco processors, including the Company’s Spanish subsidiary, Tabacos Espanoles, S.A. (“TAES”),

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have jointly agreed to the terms of sale of green tobacco and quantities to be purchased from associations of farmers and have jointly negotiated with those associations. TAES is cooperating fully with the DG Comp in its investigation and believes that there are unusual, mitigating circumstances peculiar to the highly structured market for green tobacco in Spain. At this time, no estimate can be made of the amount or timing of the fine, if any, that the DG Comp may assess on TAES.

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